EXHIBIT 10.1

News Release

ITC Judge Rules in Favor of GSI Technology, Inc. in ITC Litigation with Cypress Semiconductor

SUNNYVALE, Calif.—(BUSINESS WIRE)—Oct. 25, 2012— GSI Technology, Inc. (Nasdaq: GSIT) today reported that Chief Administrative Law Judge Charles E. Bullock issued his initial determination in the patent litigation between GSI and Cypress Semiconductor Corp. pending before the International Trade Commission (the “ITC”).

The ITC investigation was instituted in July 2011 in response to a complaint filed by Cypress. Cypress’ complaint alleged that GSI products, including its SigmaDDR and SigmaQuad families of static random access memory (“SRAM”) products, infringe four Cypress patents and sought an order excluding the allegedly infringing SRAMs, and products containing them, from entry into the United States and permanent orders directing GSI and other respondents (a customer and a distributor) to cease and desist from selling these products in the United States. An evidentiary hearing before Judge Bullock took place in March 2012.

In his initial determination, issued on October 25, 2012, Judge Bullock held that the importation of GSI’s SRAM products, and products containing them, and the sale within the United States of such products, have not violated applicable federal law with respect to any of the four patents that Cypress had alleged were infringed. Detailed findings in support of Judge Bullock’s determination have not yet been released.

Either party may request a review of the initial determination by the full Commission. Requests for Commission review must be submitted in early November 2012. The target date for concluding the ITC investigation is February 25, 2013.

Lee-Lean Shu, GSI’s President and Chief Executive Officer, commented that “We are, of course, pleased with this complete victory. The judge confirmed what we have been saying for over a year — that GSI has not infringed any valid Cypress patents. The victory is particularly satisfying in light of the repeated misleading and defamatory statements made by Cypress management in an attempt to intimidate our customers and other prospective purchasers of GSI’s products. We look forward to resuming competition with Cypress on the basis of the technological superiority of our products.” On a related matter, Shu noted that “We continue to vigorously pursue our antitrust case against Cypress that is pending in the U.S. District Court for the Northern District of California.”

About GSI Technology

Founded in 1995, GSI Technology, lne. is a leading provider of high-performance SRAM products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Source: GSI Technology, Inc.

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